San Joaquin Bancorp
Administrative Offices
1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp Reports First Quarter Results for 2007

BAKERSFIELD, Calif., April 25, 2007 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $761 million in assets, today announced financial results for the 1st quarter ended March 31, 2007.

Net income after tax for the 1st quarter of 2007 remained relatively constant at $2.22 million compared to $2.21 million in the 1st quarter of 2006. Earnings per share for the quarter were down slightly at $0.59 per diluted share compared to $0.60 per diluted share for the 1st quarter of 2006.

Bart Hill, President, said, "San Joaquin Bancorp continues to show healthy growth in total assets, deposits, and loans despite increased competitive pressures and a challenging interest rate environment. We remain the fastest growing bank in our market and have experienced excellent market penetration during the first quarter of this year. While income growth slowed this quarter, return on equity and assets remained at strong levels. We continue to be recognized in our market place as a quality business bank with a high profile."

Highlights for the quarter:

  Net income – up slightly at $2.22 million
  Loans, net of unearned fees - up 24% to $547 million
  Deposits - up 10% to $684 million
  Assets - up 12% to $761 million

Income Statement

Interest income for the 1st quarter of 2007 was $13.0 million compared to $10.4 million reported in the same quarter in 2006, an increase of $2.6 million, or 25%. The yield on average earning assets increased from 7.07% in the 1st quarter of 2006 to 7.77% in 2007. Loan and investment yields both increased in 2007 compared to 2006. Average earning assets to average total assets increased from 91% at the end of 1st quarter in 2006 to 92% in 2007.

Interest expense for the 1st quarter of 2007 was $5.8 million compared to $3.4 million for the 1st quarter of 2006. Overall, cost of funds for the 1st quarter of 2007 at 3.45% increased by 114 basis points compared to the 1st quarter of 2006 rate of 2.31% . Average non-core funding consisting of time deposits over $100,000, brokered time deposits, and other borrowings increased $36.4 million in the 1st quarter of 2007 compared to the 1st quarter of 2006.

Net interest margin decreased in the comparative 1st quarters from 4.74% in 2006 to 4.33% in 2007 primarily due to the increased cost of funding from core deposits and use of non-core funding.

Non-interest income was $740,000 for the 1st quarter of 2007 compared to $656,000 for the same period in 2006. The improvement for the quarter was primarily due to increases in deposit fees, merchant card charges, and dividend income from Federal Home Loan Bank stock.

Non-interest expense increased to $3.9 million for the 1st quarter of 2007 compared to $3.6 million in the same period of 2006. The increase of $0.3 million for the quarter resulted mainly from increases in professional and legal fees associated with compliance and regulatory filings, as well as, increases in salaries and employee benefits. The Company’s efficiency ratio was 48.23% in the 1st quarter of 2007 compared to 47.07% in the 1st quarter of 2006.

Provision for loan losses remained virtually the same in the 1st quarter of 2007 at $225,000 compared to $230,000 in 2006.

Return on average assets was 1.22% for the quarter in 2007 compared to 1.36% in 2006. Return on average equity was 19.38% in the 1st quarter of 2007 and 21.90% in the 1st quarter of 2006.

Balance Sheet

Total assets increased from $678 million at March 31, 2006 to $761 million March 31, 2007 due primarily to steady loan growth. Assets grew by 12% year over year.

Total loans, net of unearned fees, increased $107 million to $547 million, or 24%, compared to $440 million at the 1st quarter end in 2006. Loan growth was mainly attributable to growth in construction loans secured by real estate.

Total investment securities were $134 million at the end of the 1st quarter 2007 compared to $156 million at 1st quarter end 2006. The decrease of $22 million is in line with the Company’s plan to allow lower yielding investments to mature with subsequent reinvestment in higher yielding assets, such as loans.

Total deposits were $684 million at 1st quarter end 2007 compared to $624 million in 2006. The increase of $60 million, or 10%, was primarily due to growth in time and savings deposits.

The Company’s use of non-core funding, consisting of Federal Home Loan Bank (FHLB) advances, time deposits in amounts greater than $100,000, brokered time deposits, public funds, and other borrowings, continues to be a small percentage of total funding. At March 31, 2007, non-core funds were $64 million compared to $28 million at March 31, 2006. Non-core funding accounted for approximately 9% of total funding at 1st quarter end 2007 compared to 4% in 2006.

Asset Quality

The Company had net charge-offs of $32,000 for the 1st quarter of 2007 compared to $86,000 in net recoveries for 2006. The allowance for loan losses was $8.6 million and $7.3 million or 1.57% and 1.66% of loans at March 31, 2007 and 2006, respectively.

Nonperforming and restructured loans were $3,669,000 at March 31, 2007, compared to $479,000 at March 31, 2006. The percentage of nonperforming and restructured loans to total loans, net of unearned income, was 0.67% at 1st quarter end 2007 compared to 0.11% at 1st quarter end 2006.

San Joaquin Bancorp assesses and manages credit risk on an ongoing basis through a formal credit review program and approval policies, internal monitoring and formal lending policies of its wholly-owned bank subsidiary, San Joaquin Bank. The Company believes that the Bank’s ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group. The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. The Bank has designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Capital

Total shareholders’ equity at March 31, 2007 was $48 million compared to $41 million at March 31, 2006. Total Tier I capital was $59 million at March 31, 2007 compared to $41 million at March 31, 2006. The increase of Tier I capital, year over year, includes a $10 million issuance of qualifying trust preferred securities in a private placement, which was consummated on September 1, 2006. Capital ratios for the Company continue to remain above the well-capitalized guidelines established by bank regulatory agencies.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about San Joaquin Bancorp for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company’s internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” and elsewhere in this quarterly report and in our annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	As of March 31
	2007	2006

ASSETS

Cash and due from banks	$ 31,772,000	$ 56,914,000
Interest-bearing deposits in banks	884,000	2,551,000
Federal funds sold	20,900,000	-

Total cash and cash equivalents	53,556,000	59,465,000

Investment securities
Held to maturity	126,828,000	148,825,000
Available-for-sale	7,068,000	7,008,000

Total Investment Securities	133,896,000	155,833,000

Loans, net of unearned income	546,662,000	439,814,000
Less: allowance for loan losses	(8,602,000)	(7,319,000)

Net Loans	538,060,000	432,495,000

Premises and equipment	7,542,000	7,800,000
Investment in real estate	626,000	693,000
Interest receivable and other assets	26,929,000	21,704,000

TOTAL ASSETS	$ 760,609,000	$ 677,990,000

LIABILITIES

Deposits:
Noninterest-bearing	$ 176,323,000	$ 183,037,000
Interest-bearing deposits	507,180,000	440,579,000

Total Deposits	683,503,000	623,616,000

Short-term borrowings	-	-
Long-term debt	17,095,000	6,795,000
Accrued interest payable and other liabilities	12,406,000	6,663,000

Total Liabilities	713,004,000	637,074,000

SHAREHOLDERS' EQUITY

Common stock, no par value - 20,000,000 shares authorized;
3,525,522 and 3,486,222 issued and outstanding
at March 31, 2007 and 2006, respectively	10,726,000	10,221,000
Additional paid-in capital	202,000	26,000
Retained earnings	38,249,000	30,817,000

Accumulated other comprehensive income (loss)	(1,572,000)	(148,000)

Total Shareholders' Equity	47,605,000	40,916,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 760,609,000	$ 677,990,000

     San Joaquin Bancorp and Subsidiaries
Consolidated Statement of Income (unaudited)

	Three Months Ended March 31
	2007	2006

INTEREST INCOME
Loans (including fees)	$ 11,414,000	$ 8,537,000
Investment securities	1,515,000	1,622,000
Fed funds sold & other interest-bearing balances	68,000	277,000

Total Interest Income	12,997,000	10,436,000

INTEREST EXPENSE
NOW	16,000	18,000
Money market	3,209,000	2,356,000
Savings	1,504,000	739,000
Time deposits & IRAs of $100,000 or more	400,000	162,000
Other time deposits & IRAs	229,000	46,000
Short-term borrowings	90,000	2,000
Long-term borrowings	304,000	114,000

Total Interest Expense	5,752,000	3,437,000

Net Interest Income	7,245,000	6,999,000
Provision for loan losses	225,000	230,000

Net Interest Income After Loan Loss Provision	7,020,000	6,769,000

NONINTEREST INCOME
Service charges & fees on deposits	210,000	196,000
Other customer service fees	279,000	292,000
Net gain on sale of fixed assets	6,000	4,000
Other	245,000	164,000

Total Noninterest Income	740,000	656,000

NONINTEREST EXPENSE
Salaries and employee benefits	2,367,000	2,277,000
Occupancy	243,000	216,000
Furniture & equipment	239,000	246,000
Promotional Expense	150,000	158,000
Professional Expense	389,000	239,000
Other	463,000	467,000

Total Noninterest Expense	3,851,000	3,603,000

Income Before Taxes	3,909,000	3,822,000
Income Taxes	1,694,000	1,616,000

NET INCOME	$ 2,215,000	$ 2,206,000

Basic Earnings per Share	$ 0.64	$ 0.64

Diluted Earnings per Share	$ 0.59	$ 0.60

Financial Highlights - March 31, 2007

(data in thousands except per share data)	---First 3 Months---		% Variance

(unaudited)	2007	2006	2007 vs. 2006

Net Interest Income	$ 7,245	$ 6,999	3.5%
Non Interest Income	$ 740	$ 656	12.8%
Addition to Provision for Loan Losses	$ 225	$ 230	-2.2%
Net Income	$ 2,215	$ 2,206	0.4%
Total Assets	$ 760,609	$ 677,990	12.2%
Total Net Loans	$ 538,060	$ 432,495	24.4%
Total Deposits	$ 683,503	$ 623,616	9.6%
Total Shareholders’ Equity	$ 47,605	$ 40,916	16.3%
Basic Earnings per Share	$ 0.63	$ 0.64	-1.6%
Diluted Earnings per Share	$ 0.59	$ 0.60	0.0%
Book Value per Share	$ 13.50	$ 11.78	14.6%

Key Ratios:
Annualized Return on Average Equity	19.38%	21.90%
Annualized Return on Average Assets	1.22%	1.36%
Annualized Net Interest Margin	4.33%	4.74%
Efficiency Ratio	48.23%	47.07%

San Joaquin Bancorp Contact Information:

Bart Hill President (661) 281-0300

Stephen M. Annis
Executive Vice President &
Chief Financial Officer

(661) 281-0360

Company Website: www.sjbank.com